Exhibit 99.1

2941 Fairview Park Drive
Suite 100	News
Falls Church, VA 22042-4513 www.generaldynamics.com

March 1, 2006

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolitt@generaldynamics.com

General Dynamics Board Increases Dividend 15 Percent, Declares 2-for-1 Stock Split

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) today increased the company’s regular quarterly dividend 15 percent from the previous level and declared a two-for-one split of the company’s common stock, to be distributed in the form of a stock dividend, payable March 24, 2006, to shareholders of record March 13, 2006. As a result, the number of outstanding shares of General Dynamics common stock will increase to approximately 400 million shares.

The increased regular quarterly dividend is payable May 5, 2006, to shareholders of record April 7, 2006. Adjusted to reflect the stock split, General Dynamics’ regular quarterly dividend will be 23 cents per share versus the previous rate of 20 cents per share, also adjusted to reflect the stock split.

Nicholas D. Chabraja, General Dynamics chairman and chief executive officer, said, “This ninth consecutive annual increase in the company’s regular quarterly dividend is tangible evidence of General Dynamics’ commitment to creating value for our shareholders. Our decision to declare a two-for-one stock split reflects our desire to enhance liquidity in the public markets trading our stock so that both current and new shareholders can more efficiently purchase General Dynamics shares.”

General Dynamics last increased the regular quarterly dividend on March 2, 2005. The last time the company’s stock was split was March 4, 1998.

General Dynamics, headquartered in Falls Church, Va., employs approximately 72,200 people worldwide and had 2005 revenue of $21.2 billion. The company is a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation. More information about the company is available on the Internet at www.generaldynamics.com.

# # #